Exhibit 99.6

CONSENT OF J.P. MORGAN SECURITIES LLC

The Board of Directors

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Re: Registration Statement on Form S-4

We hereby consent to (i) the use of our opinion letter dated June 18, 2018 to the Board of Directors of The Walt Disney Company (the “Company”) included in Annex I to Part I of the Registration Statement on Form S-4 of TWDC Holdco 613 Corp. filed on the date hereof (the “Registration Statement”) relating to the proposed acquisition by the Company of Twenty-First Century Fox, Inc. and (ii) the references to such opinion in the Registration Statement under the captions “Summary—Opinions of Disney’s Financial Advisors—Opinion of J.P. Morgan Securities LLC”, “The Transactions—Risk Factors—Risk Factors Relating to the Transactions”, “The Transactions—Background of the Transaction”, “The Transactions—Certain 21CF Forecasts”, “The Transactions—Recommendation of the Disney Board; Disney’s Reasons for the Transactions”, “The Transactions—Opinions of Disney’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” and “The Transactions—Certain Disney Forecasts.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/s/ J.P. Morgan Securities LLC

June 25, 2018